Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

FOR IMMEDIATE RELEASE

TRIMAS CORPORATION REPORTS SECOND QUARTER 2008 RESULTS

Company Achieves Record Quarterly Sales

BLOOMFIELD HILLS, Michigan, July 31, 2008 – TriMas Corporation (NYSE: TRS) today announced financial results for the quarter ended June 30, 2008. The Company reported record quarterly revenues from continuing operations of $297.1 million, an increase of 3.3% from the second quarter of 2007. Second quarter 2008 income from continuing operations was $9.4 million, or $0.28 diluted earnings per share, including $0.04 per share in previously announced restructuring costs. In comparison, the second quarter 2007 net loss from continuing operations was $4.1 million, or a loss of $0.15 per diluted share, which included the $0.52 per share impact of costs and expenses related to use of the initial public offering proceeds. The Company reported net cash provided by operating activities, net of acquisition impact, of $13.6 million in the second quarter of 2008, compared to net cash used for operating activities of $1.0 million in the second quarter of 2007.

SECOND QUARTER RESULTS – From Continuing Operations

•      TriMas reported record second quarter sales of $297.1 million, up 3.3% in comparison to $287.7 million in the second quarter 2007. Sales in the Packaging Systems, Energy Products and Industrial Specialties segments increased 1.3%, 29.6% and 6.4%, respectively. Sales in the RV & Trailer Products and Recreational Accessories segments declined 6.3% and 4.1%, respectively, due to lower demand as a result of reduced consumer discretionary spending and current economic conditions in the United States.

•      The Company reported operating profit of $29.9 million for the second quarter 2008, in comparison to operating profit of $20.4 million in the second quarter 2007. Excluding the Special Items(1) detailed in Appendix II for both periods, second quarter 2008 operating profit would have been $32.1 million, as compared to $34.6 million in second quarter 2007. This decrease between years resulted primarily from demand declines in the businesses serving the recreational vehicle and trailer-related end markets.

•      Adjusted EBITDA(2) for the second quarter 2008 was $39.4 million, as compared to $28.9 million in the second quarter 2007. Excluding the impact of the Special Items(1), second quarter 2008 Adjusted EBITDA(2) would have been $41.7 million, as compared to $43.1 million in the second quarter 2007, consistent with the decline in operating profit.

•      The Company reported income from continuing operations of $9.4 million in the second quarter 2008, or $0.28 per diluted share, compared to a loss from continuing operations of $4.1 million, or $0.15 per diluted share in the second quarter 2007. Excluding the impact of Special Items(1), second quarter 2008 income from continuing operations would have improved 12.8% to $10.8 million, as compared to $9.6 million in the second quarter 2007.

•      The Company reduced total indebtedness, including amounts utilized under its receivables securitization facility, by $23.4 million from March 31, 2008 to June 30, 2008. Aggregate availability under the Company’s revolving credit and receivables securitization facilities was $143.9 million as of June 30, 2008.

(1)      In evaluating the quality of the Company’s operating performance, management considers Adjusted EBITDA, among other metrics, as a key indicator of financial operating performance together with a careful review of results reported under GAAP. Appendix II details certain one-time costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)      See Appendix I for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with GAAP.

“In light of the current economic environment, our performance during the second quarter met our expectations,” said Grant H. Beard, TriMas’ President and Chief Executive Officer. “The diversity of our businesses and end markets remains a strength as the United States faces challenging economic times. During the quarter, our Energy Products segment reported significant growth in sales and operating profit of 29.6% and 51.8%, respectively, as a result of increased demand and new product introductions. Sales in our Industrial Specialties segment increased 6.4%, led by growth in our aerospace fastener business, while our Packaging Systems segment was up slightly compared to the prior year quarter. The Packaging Systems, Energy Products and Industrial Specialties segments collectively generated 77.4% of our segment operating profit during the quarter, and sales within this collection of businesses grew at a combined rate of 10.8% year over year.”

“Consistent with our first quarter results, our RV & Trailer Products and Recreational Accessories segments continue to face difficult end market conditions, resulting from the decline in consumer discretionary spending, consumer confidence and credit availability,” Beard continued. “While we estimate the end markets for these businesses are down approximately 15% to 20%, we believe we outperformed the market and our sales were down only 5%, as a result of market share gains, cross-selling, regional expansion and the introduction of new product content.”

“As we look forward across the remainder of 2008, we continue to execute pricing initiatives across our businesses to offset rising commodity costs,” Beard noted. “We expect continued weak end market demand within our RV & Trailer Products and Recreational Accessories businesses and have implemented actions in those businesses to reduce costs and decrease inventory to mitigate these economic pressures. We expect strength in our energy, aerospace and packaging businesses as we focus on launching new products and expanding geographically in growing end markets. We remain committed to aggressive cost reductions, working capital declines and the execution of pricing initiatives.”

Second Quarter Financial Summary

	Three months ended June 30,		Six months ended June 30,
(unaudited - in thousands, except per share amounts)	2008	2007	2008	2007
Sales	$297,080	$287,670	$576,640	$572,110
Operating profit	$29,850	$20,380	$57,960	$52,670
Income (loss) from continuing operations	$9,380	$(4,060)	$17,170	$3,690
Income from discontinued operations, net of income taxes	$70	$870	$150	$170
Net income (loss)	$9,450	$(3,190)	$17,320	$3,860
Adjusted EBITDA(1), continuing operations	$39,410	$28,880	$77,030	$69,800

Earnings (loss) per share - basic:
- Continuing operations	$0.28	$(0.15)	$0.51	$0.16
- Discontinued operations	—	0.03	—	—
- Net income	$0.28	$(0.12)	$0.51	$0.16
Weighted average common shares - basic	33,409,500	26,223,236	33,409,500	23,506,461

Earnings (loss) per share - diluted:
- Continuing operations	$0.28	$(0.15)	$0.51	$0.16
- Discontinued operations	—	0.03	—	—
- Net income	$0.28	$(0.12)	$0.51	$0.16
Weighted average common shares - diluted	33,642,907	26,223,236	33,597,276	23,506,461

Other Data - Continuing Operations:
- Depreciation and amortization	$10,900	$9,570	$21,600	$19,360
- Interest expense	$13,880	$18,340	$28,590	$37,200
- Debt extinguishment costs	$—	$7,440	$—	$7,440
- Other expense, net	$1,340	$1,060	$2,530	$2,220
- Income tax expense (benefit)	$5,250	$(2,400)	$9,670	$2,120
- Advisory Services Agreement termination fee	$—	$10,000	$—	$10,000
- Costs for early termination of operating leases	$—	$4,230	$—	$4,230
- Restructuring activities	$2,260	$—	$2,260	$—

(1) See Appendix I for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with U.S. GAAP.

Second Quarter Segment Results – From Continuing Operations

Packaging Systems - Sales for the second quarter of 2008 increased 1.3% compared to the prior year. Sales of industrial closures and specialty dispensing products, which comprised the majority of the sales in this segment, increased 7.6% in the second quarter 2008 and benefited from the favorable effects of currency exchange and pricing initiatives. This increase was partially offset by a significant decline in laminate and insulation product sales resulting from a weakening commercial construction end market. Operating profit for the quarter declined due to volume declines in laminate and insulation products and additional expenses associated with growth initiatives. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy Products - Sales increased 29.6% for the second quarter due to strong market demand and continued high utilization rates of refinery and petrochemical facilities. These trends, combined with the Company’s initiatives to service this market growth and gain additional share, resulted in increased sales of engines and related parts, new compressors and gas production equipment products for use at well-sites, and specialty gaskets and related fastening hardware for the refinery and petrochemical industries. Operating profit for the quarter increased 51.8%, in line with higher sales volumes and as a result of favorable cost leverage. The Company plans to continue to launch new products to complement its engine business, while expanding its gasket business internationally.

Industrial Specialties - Sales for the second quarter increased 6.4% due to increased demand, most notably in the aerospace fastener business resulting from market share gains and strong overall market demand. This segment also benefited from sales growth in the industrial cylinder and defense businesses, and the August 2007 acquisition of a medical device manufacturer. Operating profit for the quarter increased slightly as the benefits of higher sales volumes were partially offset by increased expenditures to invest in growth initiatives and lower absorption of fixed costs in the specialty fittings business, as a result of lower production volumes. The Company plans to drive growth in this segment by developing specialty products for growing end markets such as medical and aerospace, while continuing to expand international sales efforts.

RV & Trailer Products - Sales for the second quarter declined a net 6.3%, as sales growth in the Australian business was more than offset by the continued weak demand in most end markets in the United States. Operating profit decreased 65.7% due to reduced sales volumes and lower absorption of fixed costs as the Company reduced its production to manage inventory levels, combined with a less favorable product sales mix. The Company’s focus in this segment is to aggressively manage costs and to leverage strong brand positions for increased market share, cross-sell the product portfolio into all channels and expand internationally.

Recreational Accessories - Sales decreased 4.1% for the second quarter, as the Company continued to experience weak consumer demand for towing accessories. Operating profit declined 11.8% as a result of lower sales volumes. The Company plans to continue to manage costs, increase market share in the United States and Canada, and pursue new market opportunities in select international markets.

Financial Position

The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $23.4 million from March 31, 2008 to June 30, 2008. TriMas ended the quarter with total debt of $616.4 million and funding under its receivables securitization facility of $33.0 million for a total of $649.4 million. TriMas ended the quarter with cash of $6.9 million and $143.9 million of aggregate availability under its revolving credit and receivables securitization facilities.

Outlook

In its March 13, 2008 fourth quarter earnings release, TriMas provided a full year 2008 diluted earnings per share from continuing operations guidance range of $0.85 to $0.95 per share. The Company also provided a full year 2008 net income from continuing operations range of $28.5 million to $31.9 million. Second quarter results met the Company’s expectations, and 2008 guidance remains as previously announced, excluding the second quarter Special Items of $0.04 per diluted share related to charges associated with restructuring and cost reduction initiatives.

This outlook does not include the impact of any future unidentified restructuring charges and divestitures or acquisitions of operating assets that may occur from time to time due to management decisions and changing business circumstances. The outlook above also does not include the impact of any potential future non-cash impairment charges of goodwill, intangibles and fixed assets. This outlook also excludes benefit costs related to contractual obligations to Metaldyne or discontinued operations. The Company is currently unable to forecast the likelihood of occurrence, timing and/or magnitude of any such amounts or events. See also “Cautionary Notice Regarding Forward-Looking Statements” below.

Conference Call Information

TriMas Corporation will host its second quarter 2008 earnings conference call today, Thursday, July 31, 2008 at 10:00 a.m. EDT. The call-in number is (866) 227-1607. Participants should request to be connected to the TriMas Corporation second quarter conference call (conference ID number 1267252). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be webcast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (passcode 1267252) beginning July 31st at 1:00 p.m. EDT through August 7th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements.  We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release.  The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries.  In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has approximately 5,000 employees at 70 different facilities in 10 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$6,860	$4,800
Receivables, net	127,470	89,370
Inventories, net	186,200	190,590
Deferred income taxes	18,860	18,860
Prepaid expenses and other current assets	6,280	7,010
Assets of discontinued operations held for sale	2,760	3,330
Total current assets	348,430	313,960
Property and equipment, net	197,840	195,120
Goodwill	384,270	377,340
Other intangibles, net	209,320	214,290
Other assets	25,250	27,280
Total assets	$1,165,110	$1,127,990

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$9,900	$8,390
Accounts payable	140,440	121,860
Accrued liabilities	63,950	71,830
Liabilities of discontinued operations	1,170	1,450
Total current liabilities	215,460	203,530
Long-term debt	606,500	607,600
Deferred income taxes	73,950	73,280
Other long-term liabilities	35,630	35,090
Total liabilities	931,540	919,500
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,409,500 shares at June 30, 2008 and December 31, 2007, respectively	330	330
Paid-in capital	526,840	525,960
Accumulated deficit	(356,650)	(373,970)
Accumulated other comprehensive income	63,050	56,170
Total shareholders’ equity	233,570	208,490
Total liabilities and shareholders’ equity	$1,165,110	$1,127,990

TriMas Corporation
Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$297,080	$287,670	$576,640	$572,110
Cost of sales	(218,330)	(208,020)	(424,550)	(414,460)
Gross profit	78,750	79,650	152,090	157,650
Selling, general and administrative expenses	(48,790)	(45,320)	(93,910)	(90,860)
Advisory services agreement termination fee	—	(10,000)	—	(10,000)
Costs for early termination of operating leases	—	(4,230)	—	(4,230)
Gain (loss) on dispositions of property and equipment	(110)	280	(220)	110
Operating profit	29,850	20,380	57,960	52,670
Other expense, net:
Interest expense	(13,880)	(18,340)	(28,590)	(37,200)
Debt extinguishment costs	—	(7,440)	—	(7,440)
Other, net	(1,340)	(1,060)	(2,530)	(2,220)
Other expense, net	(15,220)	(26,840)	(31,120)	(46,860)

Income (loss) from continuing operations before income tax benefit (expense)	14,630	(6,460)	26,840	5,810
Income tax benefit (expense)	(5,250)	2,400	(9,670)	(2,120)
Income (loss) from continuing operations	9,380	(4,060)	17,170	3,690
Income from discontinued operations, net of income tax benefit	70	870	150	170
Net income (loss)	$9,450	$(3,190)	$17,320	$3,860

Earnings (loss) per share - basic:
Continuing operations	$0.28	$(0.15)	$0.51	$0.16
Discontinued operations, net of income tax expense	—	0.03	—	—

Net income (loss) per share	$0.28	$(0.12)	$0.51	$0.16

Weighted average common shares - basic	33,409,500	26,223,236	33,409,500	23,506,461

Earnings (loss) per share - diluted:
Continuing operations	$0.28	$(0.15)	$0.51	$0.16
Discontinued operations, net of income tax expense	—	0.03	—	—

Net income (loss) per share	$0.28	$(0.12)	$0.51	$0.16

Weighted average common shares - diluted	33,642,907	26,223,236	33,597,276	23,506,461

TriMas Corporation
Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	Six months ended
	June 30,
	2008	2007
Net income	$17,320	$3,860
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	90	70
Depreciation	13,900	11,660
Amortization of intangible assets	7,800	7,800
Amortization of debt issue costs	1,220	3,970
Deferred income taxes	—	770
Non-cash compensation expense	880	120
Net proceeds from (reductions in) sale of receivables and receivables securitization	(3,630)	33,330
Increase in receivables	(33,290)	(48,230)
(Increase) decrease in inventories	4,950	(7,850)
Decrease in prepaid expenses and other assets	1,910	2,630
Increase in accounts payable and accrued liabilities	10,090	16,500
Other, net	2,020	1,310
Net cash provided by operating activities, net of acquisition impact	23,260	25,940

Cash Flows from Investing Activities:
Capital expenditures	(13,530)	(14,860)
Acquisition of leased assets	—	(29,960)
Acquisition of businesses, net of cash acquired	(6,190)	—
Net proceeds from disposition of businesses and other assets	340	5,850
Net cash used for investing activities	(19,380)	(38,970)

Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company’s initial public offering, net of issuance costs	—	126,460
Repayments of borrowings on senior credit facilities	(2,930)	(1,730)
Proceeds from borrowings on term loan facilities	490	—
Proceeds from borrowings on revolving credit facilities	269,200	248,370
Repayments of borrowings on revolving credit facilities	(268,580)	(260,950)
Retirement of senior subordinated notes	—	(100,000)
Net cash (used for) provided by financing activities	(1,820)	12,150

Cash and Cash Equivalents:
Increase (decrease) for the period	2,060	(880)
At beginning of period	4,800	3,600
At end of period	$6,860	$2,720

Supplemental disclosure of cash flow information:
Cash paid for interest	$27,100	$34,510
Cash paid for taxes	$5,330	$5,010

TriMas Corporation
 Company and Business Segment Financial Information

Continuing Operations
(Unaudited — dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Packaging Systems
Net sales	$57,410	$56,700	$111,980	$110,450
Operating profit	$9,150	$10,820	$18,030	$19,820
Operating profit as a % of sales	15.9%	19.1%	16.1%	17.9%

Energy Products
Net sales	$53,160	$41,020	$101,960	$82,600
Operating profit	$8,590	$5,660	$16,500	$12,070
Operating profit as a % of sales	16.2%	13.8%	16.2%	14.6%

Industrial Specialties
Net sales	$56,210	$52,850	$109,680	$103,440
Operating profit	$11,480	$11,220	$22,640	$22,440
Operating profit as a % of sales	20.4%	21.2%	20.6%	21.7%

RV & Trailer Products
Net sales	$49,730	$53,070	$100,400	$106,480
Operating profit	$2,060	$6,010	$4,810	$12,470
Operating profit as a % of sales	4.1%	11.3%	4.8%	11.7%

Recreational Accessories
Net sales	$80,570	$84,030	$152,620	$169,140
Operating profit	$6,490	$7,360	$9,120	$12,500
Operating profit as a % of sales	8.1%	8.8%	6.0%	7.4%

Corporate Expenses and Management Fees	$(7,920)	$(20,690)	$(13,140)	$(26,630)

Total Company
Net sales	$297,080	$287,670	$576,640	$572,110
Operating profit	$29,850	$20,380	$57,960	$52,670
Operating profit as a % of sales	10.0%	7.1%	10.1%	9.2%

Other Data:
- Depreciation and amortization	$10,900	$9,570	$21,600	$19,360

- Interest expense	$13,880	$18,340	$28,590	$37,200

- Debt extinguishment costs	$—	$7,440	$—	$7,440

- Other expense, net	$1,340	$1,060	$2,530	$2,220

- Income tax expense (benefit)	$5,250	$(2,400)	$9,670	$2,120

- Advisory Services Agreement termination fee	$—	$10,000	$—	$10,000

- Costs for early termination of operating leases	$—	$4,230	$—	$4,230

- Restructuring activities	$2,260	$—	$2,260	$—

Appendix I

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA

(Unaudited – dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$9,450	$(3,190)	$17,320	$3,860
Income tax expense (benefit)	5,270	(1,870)	9,750	3,110
Interest expense	13,930	18,340	28,690	37,200
Debt extinguishment costs	—	7,440	—	7,440
Depreciation and amortization	10,950	9,620	21,700	19,460

Adjusted EBITDA(1), total company	39,600	30,340	77,460	71,070

Adjusted EBITDA(1), discontinued operations	190	1,460	430	1,270

Adjusted EBITDA(1), continuing operations	$39,410	$28,880	$77,030	$69,800

(1)The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses.  In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes.  However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  The definition of Adjusted EBITDA used here may differ from that used by other companies.

Appendix II

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

	Three months ended		Three months ended
	June 30, 2008		June 30, 2007
(dollars in thousands, except per share amounts)	Income (Loss)	EPS	Income (Loss)	EPS

Income (Loss) and Diluted EPS from continuing operations, as reported	$9,380	$0.28	$(4,060)	$(0.15)

After-tax impact of Special Items to consider in evaluating quality of income (loss) and diluted EPS from continuing operations:
Advisory services agreement termination fee	$—	$—	$(6,300)	$(0.24)
Costs for early termination of operating leases	—	—	(2,660)	(0.10)
Debt extinguishment costs	—	—	(4,690)	(0.18)
Restructuring activities	(1,440)	(0.04)	—	—

Total Special Items	$(1,440)	$(0.04)	$(13,650)	$(0.52)

Weighted-average diluted shares outstanding at June 30, 2008 and 2007		33,642,907		26,223,236

	Six months ended		Six months ended
	June 30, 2008		June 30, 2007
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and Diluted EPS from continuing operations, as reported	$17,170	$0.51	$3,690	$0.16

After-tax impact of Special Items to consider in evaluating quality of income and diluted EPS from continuing operations:
Advisory services agreement termination fee	$—	$—	$(6,300)	$(0.27)
Costs for early termination of operating leases	—	—	(2,660)	(0.11)
Debt extinguishment costs	—	—	(4,690)	(0.20)
Restructuring activities	(1,440)	(0.04)	—	—

Total Special Items	$(1,440)	$(0.04)	$(13,650)	$(0.58)

Weighted-average diluted shares outstanding at June 30, 2008 and 2007		33,597,276		23,506,461

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2008	2007	2008	2007

Operating profit from continuing operations, as reported	$29,850	$20,380	$57,960	$52,670

Special Items to consider in evaluating quality of earnings:
Advisory services agreement termination fee	$—	$(10,000)	$—	$(10,000)
Costs for early termination of operating leases	—	(4,230)	—	(4,230)
Restructuring activities	(2,260)	—	(2,260)	—

Total Special Items	$(2,260)	$(14,230)	$(2,260)	$(14,230)

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2008	2007	2008	2007

Adjusted EBITDA from continuing operations, as reported	$39,410	$28,880	$77,030	$69,800

Special Items to consider in evaluating quality of earnings:
Advisory services agreement termination fee	$—	$(10,000)	$—	$(10,000)
Costs for early termination of operating leases	—	(4,230)	—	(4,230)
Restructuring activities	(2,260)	—	(2,260)	—

Total Special Items	$(2,260)	$(14,230)	$(2,260)	$(14,230)